Exhibit 99.3

Wells Real Estate Fund II-OW Fact Sheet	II-OW

DATA AS OF JUNE 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	1%	1/31/90	$6,689,802	7/1/04	$7,109,800	$53,737
Boeing at the Atrium	100%	3%	4/3/89	$12,776,245	N/A	N/A	N/A
Brookwood Grill	SOLD	3%	1/31/90	$1,819,463	7/1/04	$2,390,200	$77,676
Cherokee Commons	SOLD	3%	6/9/87	$8,907,596	10/1/01	$8,660,000	$239,776
Heritage Place – Office	53%	3%	9/4/86	$8,199,973	N/A	N/A	N/A
Heritage Place – Retail	SOLD	3%	9/4/86	$3,025,896	4/7/03	$3,400,000	$81,797
Louis Rose	0%	5%	5/9/88	$8,567,815	N/A	N/A	N/A
WEIGHTED AVERAGE	52%

*	The Acquisition Price does not include the upfront load.

FUND FEATURES

OFFERING DATES	November 1987 – September 1988

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%

A/B RATIO AT CLOSE OF OFFERING	79% to 21%

AMOUNT RAISED	$1,922,000

Please note that the figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund II-OW has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold three assets and a portion of Heritage Place. We continue to aggressively pursue leasing opportunities that will increase occupancy at Heritage Place and Louis Rose and that we believe will ultimately result in the best disposition pricing for our investors.

With a number of properties sold, the General Partners are currently reserving operating cash and net sale proceeds to fund the re-leasing costs anticipated for the Louis Rose and Heritage Place properties. Further, the General Partners anticipate continuing to hold operating distributions until Louis Rose and Heritage Place are fully re-leased. Once the outcome of the re-leasing efforts is known, the General Partners will evaluate if distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund II-OW Fact Sheet	II-OW

DATA AS OF JUNE 30, 2005

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $53,737 in net sale proceeds has been allocated to Fund II-OW. Of these proceeds, $297 was used to pay accrued property management fees in 2005. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose property, which is currently vacant.

•	The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company. The existing lease extends through March 2008.

•	The Brookwood Grill property was sold on July 1, 2004, and $77,676 in net sale proceeds has been allocated to Fund II-OW. Of these proceeds, $429 was used to pay accrued property management fees in 2005. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose and Heritage Place properties.

•	The Cherokee Commons property was sold in 2001, and $239,776 of the net sale proceeds was allocated to the fund. A portion of the proceeds, $63,746, was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003, and $13,675 was used to pay accrued property management fees in 2005. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose and Heritage Place properties.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and approximately $81,797 of the net sale proceeds was allocated to the fund. Of these proceeds, $1,332 was used to pay accrued property management fees in 2005. The remaining proceeds have been reserved to fund the re-leasing costs for Louis Rose and Heritage Place. The remaining office component at Heritage Place is currently 53% leased, and our leasing efforts continue.

•	The Louis Rose Place property is currently vacant. We are aggressively working on re-leasing the building.

For further information, please refer to Fund II-OW’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
PER “A” UNIT	$250	$211	N/A	$0	N/A
PER “B” UNIT	$250	$1.32	$238.48	$0	N/A

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	The unit values for Fund II are not available due to pending advice from legal counsel regarding the valuation approach.

ANNUALIZED YIELD — PER “A” UNIT AT $250 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	Reserved	Reserved	—	—	—
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.25%	6.95%	7.11%
1999	5.98%	5.52%	6.50%	7.00%	6.25%
1998	5.67%	5.97%	5.71%	4.98%	5.58%
1997	Reserved	Reserved	4.87%	4.78%	2.41%
1996	7.36%	6.73%	2.25%	2.24%	4.64%
1995	6.37%	7.03%	7.30%	7.09%	6.95%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2004	2003	2002	2001	2000	1999
-4.08%*	0.00%	0.00%	0.00%	0.00%	0.00%

*	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROFCTSHQ205-07	© 2005 Wells Real Estate Funds